================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             NACCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                         [NACCO, Industries, Inc. logo]
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 14, 1997, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the purpose of:

     (1) Electing eleven directors for the ensuing year.

     (2) Confirming the appointment of the independent certified public accountants of the Company for the current fiscal year.

     (3) Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                            CHARLES A. BITTENBENDER
                                            Secretary

March 28, 1997

     THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1996 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.

                            ------------------------

     PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         [NACCO, INDUSTRIES, INC. LOGO]
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                       PROXY STATEMENT -- MARCH 28, 1997

     This Proxy Statement is furnished in connection with the solicitation by the directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 14, 1997 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about March 28, 1997.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.

     Stockholders of record at the close of business on March 14, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,512,154 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,691,226 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter brought before the Annual Meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting shall determine the presence of a quorum and shall tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, shall constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. Such inspectors shall also treat proxies held in "street name" by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") as "present."

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, nominees for election as directors receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock which has voting power present in person or by proxy, and which is actually voted, shall decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval by the Company's stockholders.

     In accordance with Delaware law and the Company's By-Laws, the Company may, by a vote of the stockholders, adjourn the Annual Meeting to a later date or dates, without changing the record date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

                           BUSINESS TO BE TRANSACTED

     The Board of Directors will present two proposals to the stockholders of the Company at the Annual Meeting. Information concerning the first proposal, "Election of Directors", is found on pages 3 to 24 of this Proxy Statement. Information concerning the second proposal, "Confirmation of Appointment of Independent Certified Public Accountants", is found on page 25 of this Proxy Statement.

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below, except for John F. Turben, presently serve as directors of the Company and, except for David F. Taplin and John F. Turben, were elected at the Company's 1996 annual meeting of stockholders. Frank E. Taplin, Jr., who served as a director of the Company and its predecessor from January 1946 to February 1997, is not standing for reelection. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, such shares will be voted for such other person as the proxy holders may select.

                                              PRINCIPAL OCCUPATION AND BUSINESS
                                            EXPERIENCE DURING LAST FIVE YEARS AND        DIRECTOR
             NAME               AGE        OTHER DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE
------------------------------  ---   -------------------------------------------------  --------
Owsley Brown II                 54    Chairman and Chief Executive Officer of              1993
                                      Brown-Forman Corporation (a diversified producer
                                      and marketer of consumer products). From prior to
                                      1992 to 1994, President of Brown-Forman
                                      Corporation. Also director of Brown-Forman
                                      Corporation, Hilliard Lyons Trust Company, LG&E
                                      Energy Corp. and Louisville Gas and Electric
                                      Company.
John J. Dwyer                   79    Retired President of Oglebay Norton Company (a       1988
                                      diversified company engaged in Great Lakes marine
                                      transportation, industrial sands, refractories
                                      and mineral products). Also director of Oglebay
                                      Norton Company.
Robert M. Gates                 53    Consultant, author and lecturer. From prior to       1993
                                      1992 to 1993, Director of Central Intelligence
                                      for the United States. Former Assistant to the
                                      President of the United States and Deputy for
                                      National Security Affairs, National Security
                                      Council. Also director of LucasVarity plc and TRW
                                      Inc., and trustee of Fidelity Funds.
Leon J. Hendrix, Jr.            55    Principal, Clayton, Dubilier & Rice, Inc.            1995
                                      (private investment firm). From September 1992
                                      through October 1993, Executive Vice President
                                      and Chief Operating Officer, and from prior to
                                      1992 to September 1992, Executive Vice President,
                                      of Reliance Electric Company. Also director of
                                      Cambrex Corp., Keithley Instruments, Inc.,
                                      Remington Arms Co., Riverwood Holding, Inc. and
                                      Wesco Distribution, Inc.
Dennis W. LaBarre               54    Partner in the law firm of Jones, Day, Reavis &      1982
                                      Pogue.
Alfred M. Rankin, Jr.           55    Chairman, President and Chief Executive Officer      1972
                                      of the Company. From prior to 1992 to 1994,
                                      President and Chief Executive Officer of the
                                      Company. Also director of The BFGoodrich Company,
                                      The Standard Products Company and The Vanguard
                                      Group.

                                              PRINCIPAL OCCUPATION AND BUSINESS
                                            EXPERIENCE DURING LAST FIVE YEARS AND        DIRECTOR
             NAME               AGE        OTHER DIRECTORSHIPS IN PUBLIC COMPANIES        SINCE
------------------------------  ---   -------------------------------------------------  --------
Ian M. Ross                     69    President Emeritus of AT&T Bell Laboratories (the    1995
                                      research and development subsidiary of AT&T).
                                      Also director of The BFGoodrich Company and
                                      Thomas & Betts Corporation.
John C. Sawhill                 60    President and Chief Executive Officer of The         1990
                                      Nature Conservancy (a non-profit conservation
                                      organization). Also director of Pacific Gas &
                                      Electric Co., The Proctor & Gamble Company and
                                      The Vanguard Group. Previously director of the
                                      Company, 1978 to 1980.
Britton T. Taplin               40    Partner in Western Skies Group, Inc. (a developer    1992
                                      of medical office and health care-related
                                      facilities). From prior to 1992 to 1992, Project
                                      Coordinator of Western Skies Group, Inc.
David F. Taplin                 47    Self-employed (farming).                             1997
John F. Turben                  61    Chairman of the Board of Kirtland Capital              --
                                      Corporation (private investment partnership).
                                      Also director of PVC Container Corporation and
                                      Unifrax Corporation.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON.

     Set forth in the following table is the indicated information as of December 31, 1996 (except as otherwise indicated), with respect to (1) each person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by the directors and nominees, the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers") and all executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days, and (b) when two or more persons agree to act together for the purpose of holding, voting or disposing of Class B Common, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class B Common beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                SOLE              SHARED
                                             VOTING AND         VOTING OR                                        PERCENT
                                  TITLE OF   INVESTMENT         INVESTMENT             AGGREGATE                 OF CLASS
               NAME                CLASS       POWER              POWER                 AMOUNT                    (1)(2)
------------------------------------------   ----------         ----------             ---------                 --------
Clara Taplin Rankin, et al. (3)    Class B            (3)                (3)           1,542,757                   91.05%
c/o KeyCorp Shareholder
Services, Inc.
P.O. Box 6477
Cleveland, OH 44101
CTR Family Associates,             Class B            (3)(4)             (3)(4)         472,371                    27.88%
L.P., et al. (4)
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
FMR Corp., et al. (5)              Class A            (5)                (5)            742,753                    11.44%
82 Devonshire Street
Boston, MA 02109
Clara Taplin Rankin                Class A     570,508             14,000(6)            584,508                     9.00%
3151 Chagrin River Road            Class B          --            479,371(3)(4)(6)      479,371                    28.29%
Chagrin Falls, OH 44022
Frank E. Taplin, Jr.               Class A     380,493             14,000(6)            394,572 (7)                 6.08%
55 Armour Road                     Class B     284,728              7,000(6)            291,728 (3)                17.22%
Princeton, NJ 08540
Thomas E. Taplin                   Class A     535,000             14,000(6)            549,000                     8.46%
950 South Cherry St. #506          Class B     310,000              7,000(6)            317,000 (3)                18.71%
Denver, CO 80222
Owsley Brown II                    Class A       1,700                 --                 1,779 (7)                   --
                                   Class B          --                 --                    --                       --
John J. Dwyer                      Class A       1,633                 --                 1,790 (7)                   --
                                   Class B          --                 --                    --                       --
Robert M. Gates                    Class A         819                 --                   898 (5)(7)                --
                                   Class B          --                 --                    --                       --
Leon J. Hendrix, Jr.               Class A       1,679                 --                 1,888 (7)                   --
                                   Class B          --                 --                    --                       --
Dennis W. LaBarre                  Class A       1,633                 --                 1,712 (7)                   --
                                   Class B         100                 --                   100                       --
Alfred M. Rankin, Jr.              Class A     114,581            107,553(8)            247,134 (7)                 3.79%
                                   Class B          --            472,371(3)(4)         472,371                    27.88%
Ian M. Ross                        Class A         760                 --                   838 (7)                   --
                                   Class B          --                 --                    --                       --
John C. Sawhill                    Class A       5,512                 --                 5,691 (7)                   --
                                   Class B          --                 --                    --                       --
Britton T. Taplin                  Class A      12,715                 --                12,793 (7)                 0.20%
                                   Class B      27,495                 --                27,495 (3)                 1.62%
David F. Taplin                    Class A      23,055                 --                23,055                     0.36%
                                   Class B      13,550                 --                13,550 (3)                 0.80%
John F. Turben                     Class A          --                 --                    -- (9)                   --
                                   Class B          --                 --                    --                       --
Reginald R. Eklund                 Class A          --              1,000                 1,000                       --
                                   Class B          --                 --                    --                       --
Richard E. Posey                   Class A          --                 --                    --                       --
                                   Class B          --                 --                    --                       --
Clifford R. Miercort               Class A          --                 --                    --                       --
                                   Class B       1,000                 --                 1,000                       --
Frank B. O'Brien                   Class A      12,448              1,100                17,548 (7)(10)             0.27%
                                   Class B       1,000                 --                 1,000                       --
All executive officers and         Class A     184,316            142,042               358,096 (7)(10)(11)         5.49%
directors as a group (38 persons)  Class B      45,270            480,544               525,814 (3)(4)(11)         31.03%

---------------

(1) The shares included in note (7) were deemed to be outstanding as of December 31, 1996, for purposes of calculating the percentage owned at such date pursuant to Rule 13d-3 under the Exchange Act.

(2) Less than 0.1%, except as otherwise indicated.

(3) A Schedule 13D filed with the SEC with respect to Class B Common on March 29, 1990, and amended on April 11, 1990 by Amendment No. 1, on March 15, 1991 by Amendment No. 2, on March 20, 1992 by Amendment No. 3 and on March 9, 1993 by Amendment No. 4, and amended and restated on March 30, 1994 by Amendment No. 5, and amended on March 28, 1995 by Amendment No. 1 to the amended and restated Schedule 13D, on March 21, 1996 by Amendment No. 2 to the amended and restated Schedule 13D, on November 25, 1996 by Amendment No. 3 to the amended and restated Schedule 13D, on January 10, 1997 by Amendment No. 4 to the amended and restated Schedule 13D and on March 19, 1997 by Amendment No. 5 to the amended and restated Schedule 13D, reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen R. Butler, Clara T. Rankin, Thomas T. Rankin, Matthew M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan Sichel, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, CTR Family Associates, L.P. (the "Partnership"), Rankin Management, Inc. ("RMI") and National City Bank, as trustee of certain trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and KeyCorp Shareholder Services, Inc. (successor to Society National Bank), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a signatory, to offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 91.05% of the Class B Common outstanding on December 31, 1996, or 65.83% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement.

(4) A Schedule 13D filed with the SEC with respect to Class B Common on November 25, 1996, and amended on November 26, 1996 by Amendment No. 1 and on January 10, 1997 by Amendment No. 2, reported that the following individuals and entities: Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Victoire G. Rankin, RMI and the Partnership (collectively, the "Parties" and all the Parties except the Partnership, the "Partners"), may be deemed as a group to have acquired and to beneficially own 472,371 shares of Class B Common, representing 27.88% of the outstanding Class B Common as of December 31, 1996. Although the Partnership holds the 472,371 shares of Class B Common, which were contributed by the Partners, it does not have any power to vote or to dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the shareholders of RMI. Under the terms of the Limited Partnership Agreement of CTR Family Associates, L.P. (the "Partnership Agreement"), the Partnership may not dispose of Class B Common without the consent of RMI and the approval of the holders of more than 75% of all Partnership interests. The Shareholders'

    Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Partnership Agreement restrict the transfer of RMI shares and Partnership interests by RMI's shareholders and the Partners and provide such persons with a right of first refusal to acquire RMI shares or Partnership interests which an RMI shareholder or a Partner desires to sell and a call right to compel the sale of RMI shares or Partnership interests by RMI shareholders or the Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, his spouse and their descendants. The Class B Common beneficially owned by each of the Partners and the Partnership is also subject to the Stockholders' Agreement described in note (3).

(5) A Schedule 13G filed with the SEC with respect to Class A Common on February 14, 1992 and amended on February 16, 1993 by Amendment No. 1, amended and restated on February 14, 1994 by Amendment No. 2, amended on February 13, 1995 by Amendment No. 3, amended on February 14, 1996 by Amendment No. 4 and amended on February 14, 1997 by Amendment No. 5 (the "FMR Schedule 13G") reported that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 737,350 shares of Class A Common or 11.36% of the Class A Common outstanding on December 31, 1996 as a result of acting as investment adviser to several investment companies registered under the Investment Company Act of 1940 (the "Fidelity Funds"). The FMR Schedule 13G also reported that Fidelity Management Trust Company ("Trust"), a wholly owned subsidiary of FMR, is the beneficial owner of 5,403 shares of Class A Common or 0.08% of the Class A Common outstanding on December 31, 1996 as a result of its serving as investment manager of several institutional accounts. Each of Edward C. Johnson 3d, the Chairman of FMR, and FMR, through its control of Trust, has sole voting and dispositive power over such 5,403 shares of Class A Common. Members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. In addition, the FMR Schedule 13G reported that while each of Mr. Johnson, FMR and Abigail P. Johnson, a Director of FMR, has dispositive power over 742,753 shares of Class A Common (the 737,350 shares beneficially owned by Fidelity plus the 5,403 shares beneficially owned by Trust), the power to vote or direct the voting of the 737,350 shares owned by Fidelity resides with the Fidelity Funds. According to the FMR Schedule 13G, each of Mr. Johnson and FMR (through its control of Fidelity) has sole power to dispose of such 737,350 shares. While Robert M. Gates, a director of the Company, is a trustee of Fidelity Funds, he has not exercised and does not presently intend to exercise any voting or investment power over any of the shares of Class A Common beneficially owned by FMR, Fidelity or Trust.

(6) Clara Taplin Rankin, Frank E. Taplin, Jr. and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. The Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

(7) Includes the following shares which such persons have, or had, within 60 days after December 31, 1996, the right to acquire upon the exercise of stock options: Mr. Rankin, 25,000 shares of Class A Common; Mr. O'Brien, 4,000 shares of Class A Common; and all executive officers and directors as a group, 30,800 shares of Class A Common. Also includes the following shares which the directors and Mr. Frank E. Taplin, Jr., a former director and now a director emeritus, have, or had, within 60 days after December 31, 1996, the right to acquire pursuant to the Company's Non-Employee Directors' Equity Compensation Plan for payment of director's fees: Mr. F. Taplin, Jr., 79 shares of Class A Common; Mr. Brown, 79 shares of Class A Common; Mr. Dwyer, 157 shares of Class A Common; Mr. Gates, 79 shares of Class A Common; Mr. Hendrix, 209 shares of Class A Common; Mr. LaBarre, 79 shares of Class A Common; Mr. Ross, 78 shares of Class A Common; Mr. Sawhill, 179 shares of Class A Common; and Mr. B. Taplin, 78 shares of Class A Common; and all executive officers and directors as a group, 938 shares of Class A Common.

(8) Represents shares in certain trusts of which Mr. Rankin became a trustee on February 9, 1994 and March 10, 1994.

(9) Following December 31, 1996 and subsequent to his nomination to stand for election as a director, Mr. Turben purchased 1,000 shares of Class A Common.

(10) Includes 1,700 shares of Class A Common held by Mr. O'Brien as custodian for his minor children as to which Mr. O'Brien disclaims beneficial ownership.

(11) Includes 21,571 shares of Class A Common and 3,153 shares of Class B Common owned by members of the immediate families of executive officers as to which such executive officers disclaim beneficial ownership.

     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin, and David F. Taplin is the son of Frank E. Taplin, Jr. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr., and J.C. Butler, Jr., an executive officer of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table (including shares as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1996) equals 1,833,813 shares or 28.14% of Class A Common and 1,132,172 shares or 66.82% of Class B Common outstanding on December 31, 1996 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). The combined beneficial ownership of all directors of the Company (including shares as to which the directors had the right to acquire beneficial ownership within 60 days after December 31, 1996), together with Clara Taplin Rankin, Frank E. Taplin, Jr., Thomas E. Taplin and all of the executive officers of the Company whose beneficial ownership of Class A Common and Class B Common (including shares which would be held by such executive officers if they exercised certain stock options) must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 1,886,176 shares or 28.91% of Class A Common and 1,141,542 shares or 67.37% of Class B Common outstanding on December 31, 1996 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). Such shares of Class A Common and Class B Common represent 56.68% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act).

     There exists no arrangement or understanding between any director and any other person pursuant to which such director was elected. Each director and executive officer serves until his successor is elected and qualified.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 1996, the members of the Audit Committee were Robert M. Gates (Chairman), Leon J. Hendrix, Jr., Dennis W. LaBarre, John C. Sawhill and Britton T. Taplin and the members of the Nominating and Compensation Committee were John J. Dwyer (Chairman), Robert M. Gates, Ian M. Ross and John C. Sawhill. The other standing committees of the Board of Directors are the Executive Committee, which during 1996 was comprised of John J. Dwyer, Dennis W. LaBarre, Alfred M. Rankin, Jr. (Chairman) and John C. Sawhill, and the Finance Committee, which during 1996 was comprised of Leon J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., John C. Sawhill (Chairman) and Britton T. Taplin.

     The Audit Committee held four meetings in 1996. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the internal auditors and the independent public accountants the overall scope and specific plans for their respective audits. The Audit Committee meets regularly with the Company's internal auditors and independent public accountants to discuss the results of their respective examinations, their evaluations of the Company's internal controls, and the Company's financial reporting.

     The Nominating and Compensation Committee held five meetings in 1996. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers all benefit plans, and grants stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors.

     The Finance Committee held four meetings in 1996. The Finance Committee reviews the financing and risk management strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held two meetings in 1996. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held five meetings in 1996. All of the incumbent directors attended at least 75 percent of the total meetings held by the Board of Directors and by the committees on which they served during 1996, except for Leon J. Hendrix, Jr.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company or its subsidiaries receives a retainer of $30,000 for each calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director receives $500 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director serves. Such fees for attendance at board meetings and committee meetings may not exceed $1,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors receives $4,000 for each calendar year for service as committee chairman. Under the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), each director who is not an officer of the Company or its subsidiaries receives 50% of his annual retainer ($15,000) in shares of Class A Common. These shares may not be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution, (b) pursuant to a qualifying domestic relations order, or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director, (iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These voluntary shares would not be subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company of the five persons who were, as of December 31, 1996, the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), The North American Coal Corporation ("North American Coal"), and Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                PAYOUTS
                                                   ANNUAL COMPENSATION        ------------
                                                 -----------------------          LTIP          ALL OTHER
                                      FISCAL      SALARY        BONUS           PAYOUTS        COMPENSATION
      NAME & PRINCIPAL POSITION        YEAR        ($)           ($)              ($)              ($)
------------------------------------- ------     --------     ----------      ------------     ------------
Alfred M. Rankin, Jr.                  1996      $704,700(1)  $  290,400(2)       $677,162(3)   $275,201(4)(5)
  Chairman, President and              1995      $663,700(1)  $1,098,171(2)(6)       --         $255,313(4)(5)
  Chief Executive Officer              1994      $625,400(1)  $  947,192(2)(6)       --         $478,089(4)(5)
  of the Company
Reginald R. Eklund                     1996      $394,808(1)  $  109,785(7)          --         $ 69,712(8)
  President and Chief                  1995      $373,100(1)  $  118,264(7)          --         $ 77,767(8)
  Executive Officer of                 1994      $349,900(1)  $  157,001(7)          --         $ 38,494(8)
  NMHG
Richard E. Posey (9)                   1996      $358,450(1)  $  170,500(10)         --         $ 91,426(11)
  President and Chief                  1995      $121,086(1)  $  122,700(10)         --         $ 13,568(11)
  Executive Officer of                 1994            --             --             --               --
  Hamilton Beach/Proctor-Silex
Clifford R. Miercort                   1996      $325,520(1)  $  170,717(12)         --         $ 32,466(13)
  President and Chief                  1995      $307,747(1)  $  124,700(12)         --         $ 34,329(13)
  Executive Officer of                 1994      $287,740(1)  $  143,836(12)         --         $ 31,634(13)
  North American Coal
Frank B. O'Brien (14)                  1996      $290,300(1)  $  116,700(15)      $227,071(16)  $ 65,040(17)
  Senior Vice President --             1995      $269,500(1)  $  377,544(15)(18)       --       $ 62,342(17)
  Corporate Development                1994      $247,700(1)  $  314,210(15)(18)       --       $ 43,491(17)
  and Chief Financial Officer of the
  Company

---------------

 (1) Under current disclosure requirements of the SEC certain of the amounts listed are being reported as "Salary", although the Company considers them as payments of cash in lieu of perquisites, which are at competitive levels as determined by the Company's Nominating and Compensation Committee. For Mr. Rankin, the amounts listed for 1996, 1995 and 1994 include payments of cash in lieu of perquisites of $69,700, $66,700 and $65,400, respectively. For Mr. Eklund, the amounts listed for 1996, 1995 and 1994 include payments of cash in lieu of perquisites of $44,800, $41,100 and $39,900, respectively. For Mr. Posey, the amounts listed for 1996 and 1995 include payments of cash in lieu of perquisites of $33,400 and $11,500, respectively. For Mr. Miercort, the amounts listed for 1996, 1995 and 1994 include payments of cash in lieu of perquisites of $27,759, $28,913 and $27,570, respectively. For Mr. O'Brien, the amounts listed for 1996, 1995 and 1994 include payments of cash in lieu of perquisites of $30,300, $29,500 and $27,700, respectively.

 (2) For Mr. Rankin, the amounts listed for 1996, 1995 and 1994 include payments of cash of $290,400, $256,455 and $304,383 pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan.

 (3) For Mr. Rankin, the amount listed for 1996 was distributed in the form of 7,912 shares of Class A Common and a cash payment in the amount of $237,049. The foregoing cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan").

 (4) For Mr. Rankin, the amounts listed for 1996, 1995 and 1994 include $3,750, $3,750 and $7,500, respectively, consisting of matching contributions by the Company under the NACCO Materials Handling Group, Inc. Profit Sharing Plan (the "NMHG Profit Sharing Plan") (account balances previously credited under The North American Coal Corporation Retirement Savings Plan (the "North American Coal Savings Plan") during 1994 have been transferred to the NMHG Profit Sharing Plan); and $44,806, $37,294 and $39,834, respectively, consisting of amounts credited and interest under The NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "NMHG Unfunded Benefit

     Plan")(amounts previously credited under The North American Coal Corporation Deferred Compensation Plan for Management Employees (the "North American Coal Deferred Compensation Plan") have been transferred to the NMHG Unfunded Benefit Plan).

 (5) Effective January 1, 1994, The Retirement Benefit Plan for Alfred M. Rankin, Jr. was converted from a defined benefit plan to a defined contribution plan. Amounts previously accrued as a defined benefit were converted to present value and were credited to Mr. Rankin's new account. For 1996, the amount listed includes credits and interest of $226,645 to such plan by the Company. For 1995, the amount listed is an amended profit sharing amount which includes credits and interest of $214,269 to such plan by the Company. For 1994, the amount listed includes an additional amount of $255,000 which was credited as part of the opening account balance, and a 1994 credit of $175,755 to such Plan by the Company. Mr. Rankin receives no other pension benefit from the Company.

 (6) The amount listed for 1995 includes $841,716, which was distributed in the form of 9,641 shares of Class A Common and a cash payment in the amount of $294,637. The foregoing cash payments are intended to be the approximate amounts required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Long-Term Plan. Under current executive compensation disclosure requirements of the SEC these distributions are required to be reported as "Bonus," although the Company considers them to be long-term incentive compensation payouts, since the amounts are distributed largely in the form of shares of Class A Common, the transfer of which is restricted for ten years. As of April 1995, the Nominating and Compensation Committee took steps under the NACCO Long-Term Plan so that the performance measurement period for awards would be longer than one year. Under the disclosure requirements of the SEC, future awards will be characterized as "long-term." See note (3) above. See also note (1) under "Long-Term Incentive Plans" on pages 13 to 14 for a further description of the NACCO Long-Term Plan.

 (7) For Mr. Eklund, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

 (8) For Mr. Eklund, the amounts listed include for 1996, 1995 and 1994, $17,639, $10,295 and $13,270, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; and for 1996, 1995 and 1994, $52,073, $67,472 and $25,224, respectively, consisting of credits and interest under the NMHG Unfunded Benefit Plan.

 (9) Mr. Posey commenced employment with Hamilton Beach/Proctor-Silex effective September 1, 1995.

(10) For Mr. Posey, the amount listed for 1996 was paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan. In 1995, $62,700 was paid in cash pursuant to the Hamilton
     Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan and $60,000 was paid as a signing bonus.

(11) For Mr. Posey, the amounts listed for 1996 and 1995 include $1,500 and $375, respectively, consisting of matching contributions by Hamilton Beach/Proctor-Silex under the Hamilton Beach/Proctor-Silex Employees' Retirement Savings Plan; the amounts listed for 1996 and 1995 also include $89,926 and $13,193, respectively, for reimbursement of moving expenses.

(12) For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan.

(13) For Mr. Miercort, the amounts listed for 1996, 1995 and 1994 include $7,500, $7,500 and $7,500, respectively, consisting of matching contributions by North American Coal under the North American Coal Savings Plan; and $24,966, $26,829 and $24,134, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan.

(14) Mr. O'Brien resigned from the Company effective March 4, 1997.

(15) For Mr. O'Brien, the amounts listed for 1996, 1995 and 1994 include payments of cash of $116,700, $95,294 and $108,126, respectively, pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan.

(16) For Mr. O'Brien, the amount listed for 1996 was distributed in the form of 2,653 shares of Class A Common and a cash payment in the amount of $79,495. The foregoing cash payment is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Long-Term Plan.

(17) For Mr. O'Brien, the amounts listed for 1996, 1995 and 1994 include $20,500, $20,760, and $24,049, respectively, consisting of contributions by the Company under the NMHG Profit Sharing Plan (amounts previously credited under the North American Coal Savings Plan during 1994 have been transferred to the NMHG Profit Sharing Plan); and $44,540, $41,582 and $19,442, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan (amounts previously credited under North American Coal Deferred Compensation Plan have been transferred to the NMHG Unfunded Benefit Plan).

(18) The amount listed for 1995 includes $282,250, which was distributed in the form of 3,233 shares of Class A Common and a cash payment in the amount of $98,794. The amount listed for 1994 includes $206,084, which was distributed in the form of 2,419 shares of Class A Common and a cash payment in the amount of $72,156. The foregoing cash payments are intended to be the approximate amounts required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Long-Term Plan. Under current executive compensation disclosure requirements of the SEC these distributions are required to be reported as "Bonus," although the Company considers them to be long-term incentive compensation payouts, since these amounts are distributed largely in the form of shares of Class A Common, the transfer of which is restricted for ten years. See note (3) above. See also note (1) under "Long-Term Incentive Plans" on pages 13 to 14 for a further description of the NACCO Long-Term Plan.

STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan (the "Stock Option Plans") during the fiscal year ended December 31, 1996 to any person, including the Named Executive Officers. The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. There are no outstanding options to purchase shares of the Company's Class B Common.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information for the fiscal year ended December 31, 1996 with respect to the exercised and unexercised options to purchase the Company's Class A Common granted to the Named Executive Officers in prior years under the Stock Option Plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                             SHARES                     OPTIONS AT FISCAL YEAR-END         IN-THE-MONEY OPTIONS
                           ACQUIRED ON      VALUE                 (#)(1)                  AT FISCAL YEAR-END ($)
                            EXERCISE       REALIZED     ---------------------------     ---------------------------
          NAME                 (#)           ($)        EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------------  -----------     --------     -----------   -------------     -----------   -------------
Alfred M. Rankin, Jr.          --             --           25,000          --            $ 448,438         --
Reginald R. Eklund             --             --               --          --                   --         --
Richard E. Posey               --             --               --          --                   --         --
Clifford R. Miercort           --             --               --          --                   --         --
Frank B. O'Brien               --             --            4,000          --            $  86,000         --

---------------

(1) Shares of Class A Common.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers during fiscal year 1996, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR FOR FUTURE YEARS

                                NUMBER OF       PERFORMANCE          ESTIMATED FUTURE PAYOUTS UNDER
                                  SHARES          OR OTHER             NON-STOCK PRICE-BASED PLANS
                                 UNITS OR       PERIOD UNTIL     ---------------------------------------
                               OTHER RIGHTS      MATURATION      THRESHOLD       TARGET        MAXIMUM
             NAME                ($ OR #)        OR PAYOUT       ($ OR #)       ($ OR #)       ($ OR #)
-------------------------------------------     ------------     ---------     ----------     ----------
Alfred M. Rankin, Jr.(1)         $700,954          2 years          $ 0        $  700,954     $1,088,231
                                 $700,954          4 years          $ 0        $        0     $  388,574
                                 $700,954          5 years          $ 0        $        0     $  402,172
Reginald R. Eklund(2)                  --               --           --                --             --
Richard E. Posey(3)                    --               --           --                --             --
Clifford R. Miercort(4)          $172,383          3 years          $ 0        $  172,383             --
Frank B. O'Brien(1)              $209,200          2 years          $ 0        $  209,200     $  324,783
                                 $209,200          4 years          $ 0        $        0     $  115,970
                                 $209,200          5 years          $ 0        $        0     $  120,029

---------------

(1) Under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan"), participants, including Messrs. Rankin and O'Brien, are eligible for awards paid partly in shares of Class A Common and partly in cash for performance against a target which is based upon the Company's consolidated return on equity over multiple-year periods. Effective January 1, 1996, participants were granted dollar-denominated target awards. Final awards, if any, will be received in 1998 ("base period awards") based upon the Company's consolidated return on equity for the period from January 1, 1996 through December 31, 1997 against a pre-established target. Participants are also eligible to receive a supplemental payout on such awards in 2000 ("consistent performance awards") based upon the Company's consolidated return on equity performance for the 4-year period from January 1, 1996 through December 31, 1999 against the same pre-established target. Participants are also eligible to receive a further supplemental payout on such awards in 2001 ("supplemental consistent performance awards") based upon the Company's consolidated return on equity performance for the 5-year period from January 1, 1996 through December 31, 2000 against the same pre-established target. No consistent performance award or supplemental consistent performance award is payable if the Company's consolidated return on equity performance for the relevant period is at or below target. The maximum payouts of the consistent performance awards and supplemental consistent performance awards cannot exceed 50 percent of the base period target awards, plus an annual inflation factor. Sixty-five percent of all payouts are distributed in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during 1997 (in the case of the base period awards), 1999 (in the case of the consistent performance awards) and 2000 (in the case of supplemental consistent performance awards).

    The shares of Class A Common issued as a portion of these awards under the NACCO Long-Term Plan are fully vested but may not be transferred until the earlier of (a) December 31, 2007, (b) the participant's death or disability, or (c) five years after retirement. A participant may also request at any time after three years that the Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of certain medical or educational expenses. Because the total value of a final award is currently taxable as income to the participant, the balance of the final award is paid in cash in an amount which is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

(2) Mr. Eklund is a participant in the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan"). Under the NMHG Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. There are no threshold or maximum values for an award. Mr. Eklund was previously awarded 65,000 book value appreciation units effective on January 1, 1990, which units will vest on December 31, 1999, 21,690 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, and 100,403 book value appreciation units effective January 1, 1994, which units will vest on December 31, 2003.

(3) Mr. Posey is a participant in the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "HBPS Long-Term Plan"). Under the HBPS Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the Hamilton Beach/Proctor Silex, Inc. Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. There are no threshold or maximum values for an award. Mr. Posey was previously awarded 166,240 book value appreciation units effective on October 1, 1995, which units will vest on September 30, 2005.

(4) Effective on January 1, 1990, Mr. Miercort was awarded the right to participate in The North American Coal Corporation Value Appreciation Plan (the "North American Coal Long-Term Plan") at a rate equal to a specified percentage of his salary range midpoint, as determined by the North American Coal Nominating, Organization and Compensation Committee. When the North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee set net income appreciation goals which are based upon achieving underlying year-by-year targets for each year during the ten-year term of the Plan. These goals are adjusted each year for inflation and to take into account any "new projects" initiated in the interim. Once a plan year is completed, the actual net income during that plan year is measured against the adjusted net income goal for that plan year to determine the annual net income appreciation of current and new projects (the "Annual Factor"). Similarly, actual cumulative net income for the term of the Plan to date is measured against the cumulative adjusted net income goals to date to determine the cumulative net income appreciation of current and new projects (the "Cumulative Factor") against the ten-year target.

    When the Plan was adopted, the Committee also set a goal for the cumulative net income appreciation due to new projects over the term of the Plan. At the end of each plan year, the present value of expected cumulative net income appreciation of all new projects initiated during that year is measured against the cumulative new project goal to determine the net income appreciation due to the acquisition of new projects (the "New Project Factor"). In addition, if it is determined in any plan year (an "Adjustment Year") that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year (the "New Project Adjustment"). If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

    At the start of each year during the ten-year term of the Plan, a target award is set for each participant as a percentage of salary midpoint. The amount shown for Mr. Miercort represents the target award which is based upon his salary range midpoint for 1997. Following the end of the year, this target amount is adjusted by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. Target amounts as so adjusted are credited or debited to an account for the benefit of the participant, which earns interest based upon the average monthly rate of ten-year U.S. Treasury Bonds. There are no threshold or maximum values for an award. All amounts in these accounts vest at the rate of 10% each year, and become fully vested on December 31, 1999. Vested amounts are payable in cash on the earlier of December 31, 1999, or the participant's death, disability, retirement or other reasons within the discretion of the North American Coal Nominating, Organization and Compensation Committee. Earlier payments of vested amounts may be permitted within the discretion of the North American Coal Nominating, Organization and Compensation Committee in the event of a financial hardship or unforeseen financial emergency.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 1996 were John J. Dwyer (Chairman), Robert M. Gates, Ian M. Ross and John C. Sawhill. The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, Hamilton Beach/Proctor-Silex and North American Coal consist of these individuals, as well as Dennis W. LaBarre and Alfred M. Rankin, Jr. Messrs. LaBarre and Rankin are not members of the Nominating and Compensation Committee of the Company, and their participation in this report is limited to the portions of the report relating to the Company's subsidiaries.

  COMPENSATION POLICY

     The guiding principle of the executive compensation program of the Company and its subsidiaries in recent years has been the maintenance of a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, the Compensation Committee approves a mix of base salaries and incentive plans for each executive officer such that base salary levels are at levels appropriate to allow incentive plans to serve as significant motivating factors. Base salary and incentive compensation levels for each officer are based upon the recommendations of the Company's independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of industries, as well as an understanding of the Company's philosophy, as summarized above. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon return on equity performance and book value appreciation rather than on cyclical movements in stock price. Finally, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation.

     The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. If management ultimately determines that any changes in the federal income tax laws significantly diminish or otherwise undercut the incentives intended to be created by the NACCO Long-Term Plan, the Company may reconsider its previously announced intention to not make further awards under its Stock Option Plans.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years when the Company has lower financial results, payouts under the incentive elements of the Company's compensation plans will reflect these results. In years when the Company has better financial results, payouts under the incentive elements of the Company's compensation plans will be greater. The Company believes that over time the program will encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. In response to this law and the regulations promulgated thereunder, the stockholders of the Company approved the Supplemental Annual Incentive Compensation Plan (the "Supplemental Short-Term Plan") and re-approved the Long-Term Plan in 1996. Both plans were designed so that, together with steps taken by the Compensation Committee in the administration of the Long-Term Plan, payouts on awards made under the plans should not count towards the one million dollar cap which the law imposes for purposes of federal income tax deductibility. The Compensation Committee intends to consider other changes in the Company's executive compensation programs where it makes sense to do so and is consistent with the Company's compensation objectives, as may be necessary from time to time to preserve the deductibility of compensation awards.

  EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program -- base salary, short-term incentive compensation and long-term incentive compensation -- are carefully reviewed by the Compensation Committee as to their relationship to the performance of the Company and its subsidiaries.

     Base Salary. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes a survey of a broad group of domestic industrial organizations from all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues. Organizations participate in the survey based upon their voluntary submission of data to the independent consultant, as well as their ability to pass the consultant's quality assurance controls. For 1996, participants included 385 parent organizations and 611 independent operating units. From those surveys of company positions of similar scope and complexity, the consultant derives a median salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the mean, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the salary for each executive officer, which is within the salary range, and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on studies of domestic industrial organizations from all segments of industry, the Company does not believe that there is a meaningful relationship between executive salary levels of each subsidiary determined by the Compensation Committee and the executive salary levels of the companies that make up the S&P Diversified Machinery Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG is the Company's largest subsidiary in terms of asset value and revenues.

     Short-Term Incentive Compensation. At the beginning of 1996, the Compensation Committee adopted target performance levels for consolidated return on equity for the Company (upon which awards under the Company's Supplemental Short-Term Plan are based), and various performance criteria for the Company's subsidiaries such as net income, return on equity in properly capitalized tangible assets, market share, sales development and support costs (depending on the business unit) (upon which awards under the Company's Annual Incentive Compensation Plan (the "Short-Term Plan") are based) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Performance targets are established within the Compensation Committee's discretion, and are generally based upon management's recommendations as to the performance objectives of the particular business for the year. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint.

     Final awards for each individual under the short-term incentive plans of the Company and its subsidiaries are based on the individual's target award, adjusted for performance by the business unit against the established targets, and for all such plans except the Supplemental Short-Term Plan for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards under all such plans except the Supplemental Short-Term Plan by up to 10%, and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 20% to 65% of Salary Midpoint, depending on the executive officer's position and subsequent performance during the fiscal year. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as long-term return on equity performance targets for the business unit.

     Long-Term Incentive Compensation. For 1996, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 10% to 95% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are adjusted accordingly).

     The long-term incentive compensation plan for the parent holding company uses the Company's consolidated return on equity as a measure of incentive compensation. The consolidated return on equity targets are established by the Compensation Committee, and are set at levels believed to provide an appropriate measure of stockholder protection. In general, each year participants are granted dollar-denominated target base period awards based on performance periods of two years and target consistent performance awards based on performance periods of up to five years. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and are adjusted as of the end of the base period based upon the Company's consolidated return on equity. Consistent performance awards are intended to supplement the base period awards granted to participants. No consistent performance award is payable if the Company's consolidated return on equity performance for the relevant period is at or below target.

     Approximately sixty-five percent of all of the foregoing awards will be distributed in shares of Class A Common, the transfer of which is restricted for ten years, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the last year of the appropriate performance period. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results. The balance of the award is paid in cash and is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

     The Compensation Committee believes that these incentive compensation plan awards promote a long-term focus on the profitability of the Company because, although a recipient may receive a payout after the end of the base period and each consistent performance period, he is effectively required to invest the noncash portion of the payout in the Company for a ten-year period. This is because the shares distributed may not be transferred for ten years following the year the original target awards are established. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Class A Common. The value is enhanced as the value of the Class A Common appreciates (or is decreased as the value of the Class A Common is reduced), and thus such awards provide the recipient with an incentive over the ten-year period to increase the value of the Company, to be reflected in the increased value of the Class A Common.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the parent holding company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. Under the plans at NMHG and Hamilton Beach/Proctor-Silex, the target award is set with the grant of "book value appreciation units." The actual amount paid ten years after the date of original grant depends upon the increase in the book value of the particular business unit over the time period. The North American Coal long-term incentive compensation plan provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant is adjusted at the end of each year for the actual net income during that plan year to determine the annual net income appreciation of current and new mining projects against previously set annual targets. Similarly, the target amount is adjusted at the end of each year for the actual cumulative net income for the term of the Plan to date to determine the cumulative net income appreciation of current and new projects against previously set targets. At the end of each plan year, the target amount is also adjusted for the present value of expected cumulative net income appreciation of all new projects initiated during that year to determine the net income appreciation due to the acquisition of new projects against previously set targets. Finally, if it is determined in any plan year that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project will reduce the new project adjustment in that year. If the new project adjustment is large enough, it is possible for participants to receive negative awards in a given year. Amounts credited under the North American Coal plan, which became effective on January 1, 1990, vest at the rate of 10% for each year following the effective date of the initial award and are fully vested on December 31, 1999, and will be paid in cash during the first calendar quarter of 2000.

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance which contributes to the future success of the Company's businesses.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Nominating and Compensation Committee considered that in 1996, while the Company achieved record sales for the fifth consecutive year, net income decreased. The reduction in net income had a corresponding impact on annual incentive compensation payouts for 1996. The 1996 financial results also had a negative impact on the Company's long-term incentive compensation payouts for 1996, but to a lesser extent, because the long-term incentive compensation plan bases its payouts on adjusted return on equity against pre-established targets for multiple years. Payouts under the long-term incentive compensation plan for 1996 were based in part on adjusted return on equity for 1995, which was above target, and in part on adjusted return on equity for 1996, which was below target. The Nominating and Compensation Committee also believes that the Company's 1996 financial results were very positive when considered in relation to the extremely difficult operating environment which negatively impacted each of the Company's subsidiaries in 1996. The Committee believes that the results continue to reflect the solid foundation which has been laid under Mr. Rankin's leadership over the past five and one-half years that he has served as chief executive officer of the Company. In addition, during 1996 the Company continued to make significant progress toward its strategic objectives, including the repositioning of the Company's businesses for enhanced long-term competitive advantage. Process changes within NMHG are making it a more cost efficient lift truck manufacturer at the same time that overall market share has increased. Hamilton Beach/Proctor-Silex is building a new plant in Mexico which will make it better able to compete with low-cost imports from China. North American Coal is successfully extending the life of existing project mines to ensure a continued flow of cash and earnings, while successfully pursuing new project mining opportunities.

     In recognition of these accomplishments, the Compensation Committee increased Mr. Rankin's base salary approximately five and one-half percent in 1996 over his 1995 base salary. With respect to incentive compensation, Mr. Rankin's 1996 awards under the Company's short-term and long-term incentive compensation plans were determined in the same manner as for all other participants in those plans. The Compensation Committee considered the achievement of the Company's financial results in comparison with its financial objectives, as well as Mr. Rankin's contribution to the implementation of the Company's overall strategic plans. The Compensation Committee established Mr. Rankin's short-term incentive compensation participation for 1996 at 65% of his Salary Midpoint. The actual performance of the Company in terms of consolidated return on equity, and the actual performance of certain subsidiaries in terms of net income, market share and other strategic factors was somewhat below targeted levels of performance. Therefore, the overall performance against target, and accordingly the annual incentive awards to all plan participants, including Mr. Rankin, was 72.27% under the Company's Annual Incentive Compensation Plan and 84.00% under the Company's Supplemental Annual Incentive Compensation Plan, for an aggregate annual incentive compensation plan performance against target of 76.96%. The long-term award targeted for Mr. Rankin in 1996 by the Nominating and Compensation Committee was 109.25% of his Salary Midpoint (adjusted from 95%, to take into consideration the fact that the award is currently taxable to Mr. Rankin). Although the Company's consolidated return on equity for 1996 was below target, this was offset in part by the Company's 1995 consolidated return on equity which was above the same target. Accordingly, Mr. Rankin's award under the NACCO Long-Term Plan for the 21-month period from April 1, 1995 through December 31, 1996, which was paid in early 1997, was 107.71% of his targeted amount. The below target performance for 1996 will be carried forward and will impact awards under the NACCO Long-Term Plan in certain future years.

JOHN J. DWYER, CHAIRMAN                      JOHN C, SAWHILL
ROBERT M. GATES                              DENNIS W. LABARRE*
IAN M. ROSS                                  ALFRED M. RANKIN, JR.*

* Messrs. LaBarre and Rankin are members of the compensation committees of the Company's principal subsidiaries only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is a partner in the law firm of Jones, Day, Reavis & Pogue. Such firm provided legal services on behalf of the Company and its principal subsidiaries during 1996 on a variety of matters, and it is anticipated that such firm will provide such services in 1997.

     Alfred M. Rankin, Jr., a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is chairman, president and chief executive officer of the Company.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the S&P 500 Composite Stock Index and the S&P Diversified Machinery Composite Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1992 (base point December 31, 1991) and ending December 31, 1996.

                       1992-1996 Stock Price Performance
                                   Graph 1

Measurement
  Period
(Fiscal Year                                Diversified
 Covered)        NACCO         S&P 500       Machinery
1991            100.00         100.00         100.00
1992            110.40         107.63         102.04
1993            111.32         118.44         151.09
1994            105.81         120.07         147.08
1995            122.95         164.10         181.51
1996            120.21         201.84         226.23

      Assumes $100 invested at December 31, 1991 with dividends reinvested

     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the composite indices. The Company, therefore, has provided Graph 2 which compares the returns for the Company and the S&P 500 Composite Stock Index based on the average of the daily closing stock price (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1 which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

                       1992-1996 Stock Price Performance
                                   Graph 2



Measurement                          NACCO       S&P 500
 Period                            (12 Month   (12 Month
(Fiscal Year              S&P       Moving       Moving
Covered)     NACCO        500       Average)    Average)
1991         100.00      100.00      100.00      100.00
1992         110.40      107.63      110.13      113.97
1993         111.32      118.44      114.59      127.45
1994         105.81      120.07      131.15      133.56
1995         122.95      164.10      135.77      161.64
1996         120.21      201.84      128.99      204.80

      Assumes $100 invested at December 31, 1991 with dividends reinvested
        12 month moving average data is based on the daily closing price

     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to values reflecting long-term operating and financial achievement, not short-term stock price fluctuations, as further described in the "Report of the Compensation Committee on Executive Compensation -- Executive Compensation and Company Performance -- Long-Term Incentive Compensation" on pages 17 to 18. The Company, therefore, has included Graph 3 which compares the 10-year returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1987 (base point December 31, 1986) and ending December 31, 1996.

                       1987-1996 Stock Price Performance
                                   Graph 3

Measurement Period
(Fiscal Year Covered)
                                  NACCO             S&P 500
                                (12 Month          (12 Month
                                  Moving             Moving
                                 Average)           Average)
1986                              100.00            100.00
1987                               87.09            107.98
1988                              102.76            103.45
1989                              154.62            130.42
1990                              173.65            139.60
1991                              158.91            162.75
1992                              175.00            185.49
1993                              182.09            207.43
1994                              208.41            217.37
1995                              215.75            263.07
1996                              204.98            333.32

      Assumes $100 invested at December 31, 1986 with dividends reinvested
        12 month moving average data is based on the daily closing price

     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

              YEAR-END CLOSING PRICE
         ---------------------------------      AVERAGE OF DAILY
                                 S&P 500         CLOSING PRICE
                               DIVERSIFIED     ------------------
YEAR     NACCO     S&P 500      MACHINERY      NACCO      S&P 500
----     -----     -------     -----------     ------     -------
1986                                            0.00%       0.00%
1987                                           -12.91%      7.98%
1988                                           17.99%      -4.20%
1989                                           50.47%      26.07%
1990                                           12.31%       7.04%
1991     59.33%     30.37%        18.87%       -8.49%      16.58%
1992     10.40%      7.63%         2.04%       10.13%      13.97%
1993     0.83%      10.04%        48.07%        4.05%      11.83%
1994     -4.95%      1.38%        -2.66%       14.45%       4.79%
1995     16.20%     36.67%        23.41%        3.52%      21.02%
1996     -2.23%     23.00%        24.64%       -4.99%      26.70%

PENSION PLANS

  NACCO INDUSTRIES PENSION PLANS

     Effective as of December 31, 1993, the defined benefit plans (qualified and nonqualified) of the Company were permanently frozen for all participants. As of that date the annual pension benefit for Mr. O'Brien, based on compensation and service through December 31, 1993, which would be payable on a straight life annuity basis at normal retirement age (age 65), was $47,896.20. This frozen accrued benefit was increased at the rate of 4% per year under the nonqualified plan and offset by a percentage of the benefits payable from Social Security. This 4% increase was discontinued by the terms of the plan effective on the date of Mr. O'Brien's termination of employment. Mr. Rankin does not participate in any pension plans other than as disclosed in notes 4 and 5 to the Summary Compensation Table on pages 10 and 11.

  NORTH AMERICAN COAL PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE                      YEARS OF SERVICE AT RETIREMENT
ANNUAL PAY     ------------------------------------------------------------
  AGE 65       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
----------     --------     --------     --------     --------     --------
 $125,000      $ 27,932     $ 37,242     $ 46,553     $ 55,864     $ 58,989
  150,000        33,932       45,242       58,553       67,864       71,614
  175,000        39,932       53,242       66,553       79,864       84,239
  200,000        45,932       61,242       76,553       91,864       96,864
  225,000        51,932       69,242       86,553      103,864      109,489
  250,000        57,932       77,242       96,553      115,864      122,114
  300,000        69,932       93,242      116,553      139,864      147,364
  350,000        81,932      109,242      136,553      163,864      172,614
  400,000        93,932      125,242      156,553      187,864      197,864
  450,000       105,932      141,242      176,553      211,864      223,114
  500,000       117,932      157,242      196,553      235,864      248,364
  550,000       129,932      173,242      216,553      259,864      273,614
  600,000       141,932      189,242      236,553      283,864      298,864

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 10, which are paid to the executive officers, other than amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 1996 earnings of Mr. Miercort that would be taken into account under the plans is $450,220.

     As of December 31, 1996, the number of years of service under the North American Coal plans for Mr. Miercort is 21 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

  NMHG PENSION PLANS

     Mr. Eklund has never been covered by any defined benefit pension plan of the Company or its subsidiaries and has no credited years of service under any such plans.

  HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS

     Mr. Posey is covered by the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Hamilton Beach/Proctor-Silex credits an amount to a notional account for each covered employee under the plans. The amount credited is not less than the sum of (1) the employee's compensation multiplied by a percentage factor, plus (2) the employee's compensation in excess of the Social Security Wage Base multiplied by a percentage factor, determined under the following table:

                              PERCENTAGE OF
                              COMPENSATION
          COMPENSATION     EXCEEDING SOC. SEC.
 AGE       PERCENTAGE           WAGE BASE
-----     ------------     -------------------
 0-34         2.00%               2.00%
35-39         2.33%               2.33%
40-44         2.83%               2.83%
45-49         3.50%               3.50%
50-54         4.33%               4.33%
55-59         5.33%               5.33%
60+           6.33%               5.70%

     For 1995 and 1996, Hamilton Beach/Proctor-Silex credited additional amounts to the accounts of covered employees based, in part, on company profits.

     The notional account balances are credited with interest equal to 1% above the one-year Treasury Bill rate (with a minimum of 5% and a maximum of 12%) until benefit commencement. The notional account balances are paid in the form of a lump sum or are converted to an annuity to provide monthly benefit payments.

     Effective as of December 31, 1996, the cash balance plans of Hamilton Beach/Proctor-Silex were permanently frozen for all participants. The estimated annual pension benefit for Mr. Posey under the cash balance plans, based on compensation, service and interest credits through December 31, 1996, which would be payable on a straight life annuity basis at age 65 is $759.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and The New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon its review of the copies of Section 16(a) forms received by it, and upon written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 1996, all filing requirements applicable for reporting persons were met, except as follows:

     Susan Sichel filed one late report on Form 4 which identified one transaction not reported on a timely basis; David F. Taplin filed one late report on Form 4 which identified one transaction not reported on a timely basis; Jennifer T. Jerome filed one late report on Form 4 which identified one transaction not reported on a timely basis; Suzanne S. Taylor filed a late Form 3; George P. Manson, Jr. filed a late Form 3; Clara L. T. Rankin filed one late report on Form 4 which identified one transaction not reported on a timely basis; Margaret E. Taplin filed one late report on Form 4 which identified one transaction not reported on a timely basis; following the conversion by its terms of the Trust for the Benefit of the Grandchildren of Frank E. Taplin, Jr. into individual trusts for the benefit of each of ten grandchildren, each of such ten newly created trusts filed late Form 3s; following the conversion by its terms of the Trust for the Benefit of the Grandchildren of Clara L. T. Rankin into individual trusts for the benefit of each of ten grandchildren, each of such ten newly created trusts filed late Form 3s.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company recommends a vote for ratification of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current fiscal year. It is intended that the shares represented by proxies in the enclosed form will be voted for confirmation of Arthur Andersen LLP as the independent certified public accountants, unless contrary instructions are received. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before November 28, 1997. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 1997.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                            CHARLES A. BITTENBENDER
                                            Secretary

Mayfield Heights, Ohio
March 28, 1997

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

      PROXY                             NACCO INDUSTRIES, INC.
                       The undersigned appoints John J. Dwyer, Robert M. Gates
     CLASS B           and Alfred M. Rankin, Jr., and each of them, as proxies,
  COMMON STOCK         with full power of substitution, to vote and act for and
SOLICITED ON BEHALF    in the name of the undersigned as fully as the
     OF THE            undersigned could vote and act if personally present at
BOARD OF DIRECTORS     the annual meeting of stockholders of NACCO Industries,
                       Inc. to be held on May 14, 1997, and at any adjournment
FOR ANNUAL MEETING     or adjournments thereof, as follows and in accordance
   MAY 14, 1997        with their judgment upon any other matter properly
                       presented:
PLEASE SIGN, DATE      1.  ELECTION OF DIRECTORS
AND RETURN YOUR            VOTE FOR                                          WITHHOLD AUTHORITY
PROXY PROMPTLY             (except as marked to the contrary below)  [ ]     to vote for  [ ]
IN THE ENCLOSED            the election of the nominees listed below as
ENVELOPE WHICH             directors.
REQUIRES NO
POSTAGE.                   Owsley Brown II, John J. Dwyer, Robert M. Gates, Leon
                           J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin,
                           Jr., Ian M. Ross, John C. Sawhill, Britton T. Taplin,
                           David F. Taplin and John F. Turben.
                           (INSTRUCTION: To withhold authority to vote for any
                                         individual nominee(s), write the name of
                                         such nominee(s) in the space provided
                                         below.)

                       ---------------------------------------------------------
                       2.  Proposal to confirm the appointment of Arthur
                           Andersen LLP as independent certified public
                           accountants.
                            FOR [ ]          AGAINST [ ]        ABSTAIN [ ]




                                                   PROXY NO.      SHARES

                       THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY
                       EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE
                       NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF
                       DIRECTORS AND FOR ITEM 2.

                                                    Dated................., 1997

                                                    ............................

                                                    ............................

                                                     (Signature of Stockholder)

                                                    Please sign and date exactly
                                                    as name appears hereon. If
                                                    signing as attorney,
                                                    administrator, executor,
                                                    guardian or trustee, please
                                                    add your title as such.

       PROXY                          NACCO INDUSTRIES, INC.
                       The undersigned appoints John J. Dwyer, Robert M. Gates
      CLASS B          and Alfred M. Rankin, Jr., and each of them, as proxies,
                       with full power of substitution, to vote and act for and
    COMMON STOCK       in the name of the undersigned as fully as the
SOLICITED ON BEHALF    undersigned could vote and act if personally present at
     OF THE            the annual meeting of stockholders of NACCO Industries,
BOARD OF DIRECTORS     Inc. to be held on May 14, 1997, and at any adjournment
FOR ANNUAL MEETING     or adjournments thereof, as follows and in accordance
  MAY 14, 1997         with their judgment upon any other matter properly
                       presented:
PLEASE SIGN, DATE      1.  ELECTION OF DIRECTORS
AND RETURN YOUR            VOTE FOR                                        WITHHOLD AUTHORITY
PROXY PROMPTLY             (except as marked to the contrary below)  [ ]    to vote for  [ ]
IN THE ENCLOSED            the election of the nominees listed below as
ENVELOPE WHICH             directors.
REQUIRES NO
POSTAGE.                   Owsley Brown II, John J. Dwyer, Robert M. Gates, Leon
                           J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin,
                           Jr., Ian M. Ross, John C. Sawhill, Britton T. Taplin,
                           David F. Taplin and John F. Turben.
                           (INSTRUCTION: To withhold authority to vote for any
                                         individual nominee(s), write the name of
                                         such nominee(s) in the space provided
                                         below.)

                       ---------------------------------------------------------
                       2.  Proposal to confirm the appointment of Arthur
                           Andersen LLP as independent certified public
                           accountants.
                            FOR [ ]          AGAINST [ ]        ABSTAIN [ ]




                                                    PROXY NO.      SHARES

                       THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY
                       EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE
                       NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF
                       DIRECTORS AND FOR ITEM 2.

                                                    Dated................., 1997

                                                    ............................

                                                    ............................

                                                     (Signature of Stockholder)

                                                    Please sign and date exactly
                                                    as name appears hereon. If
                                                    signing as attorney,
                                                    administrator, executor,
                                                    guardian or trustee, please
                                                    add your title as such.